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                                  EXHIBIT 99.1

AVANIR REPORTS POSITIVE RESULTS FROM PHASE III CLINICAL TRIAL OF NEURODEX FOR PSEUDOBULBAR AFFECT

STATISTICAL SIGNIFICANCE ACHIEVED IN ALL EFFICACY ENDPOINTS

SAN DIEGO--(BUSINESS WIRE)--Aug. 24, 2004--Avanir Pharmaceuticals (AMEX:AVN) today announced positive results in its pivotal Phase III clinical trial evaluating the safety and effectiveness of Neurodex(TM) in the treatment of pseudobulbar affect (PBA) in patients with multiple sclerosis (MS). In the double-blind study, 150 patients at 22 clinical sites were randomized to receive either placebo or Neurodex on a 12 hour dosing schedule for 90 days.

The Center for Neurologic Study Lability Scale (CNS-LS), a validated instrument that assesses frequency and severity of PBA episodes, was utilized as the primary efficacy endpoint. A minimum CNS-LS score was required for inclusion in the study. For the primary endpoint, Neurodex patients had a statistically significant greater reduction in CNS-LS than those receiving placebo (p less than 0.0001). The four secondary endpoints evaluated in the trial were also statistically significant in favor of Neurodex: number of PBA episodes (p equal to 0.0003); quality of life (p less than 0.0001); quality of relationships (p less than 0.0001); and pain reduction (p equal to 0.026).

Overall, Neurodex was well tolerated in this patient population. The majority of reported side effects were mild or moderate. Of the side effects reported in 5% or more of the patients, a statistically significant difference between Neurodex and placebo was observed only for dizziness. In the Neurodex group, 14.5% of patients withdrew from therapy due to adverse events, compared to 12.3% discontinuing in the placebo group.

"The robustness of the efficacy data in this trial with MS patients parallels the results obtained in our previous trial with ALS patients. The 90 day study time period validates the durability of the drug's effect in the treatment of PBA," said James E. Berg, vice president of Clinical and Regulatory Affairs at Avanir. "Through the treatment of PBA we can eliminate or reduce patients' anxiety about controlling their emotions in social and business settings, thus improving their quality of life."

Pseudobulbar affect is a symptom complex that is characterized by uncontrollable laughing or crying, and afflicts patients with neurological conditions such as ALS or Lou Gehrig's disease, Alzheimer's disease, MS, stroke and traumatic brain injury. Except for the addition of a pain endpoint, the primary and secondary efficacy endpoints used in the MS study were the same as those in the previous pivotal trial in which ALS was the underlying disease.

"Patients with PBA have no FDA-approved treatment option, and our pivotal trial results represent an important step forward in the treatment of these patients," said Avanir president and chief executive officer Gerald J. Yakatan, Ph.D. "The results of our two successfully completed
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Phase III trials will form the basis for the first new drug application seeking regulatory marketing approval for the treatment of PBA."

Neurodex(TM) is a patented, orally administered combination of dextromethorphan and an enzyme inhibitor, quinidine, which sustains elevated levels of dextromethorphan in the human body. Results of Phase I studies have demonstrated that the combination of dextromethorphan and a low dose of quinidine results in elevated and prolonged dextromethorphan blood levels (Clinical Pharmacology & Therapeutics, 1992; 51: 647-55; 1999; 39: 984). Dextromethorphan has activity as both a sigma-1 receptor agonist and an NMDA receptor antagonist.

Neurodex is the first drug product in clinical development specifically intended to treat PBA. The first Phase III trial of Neurodex for PBA in ALS patients was completed in June 2002. The double blind, controlled, multicenter clinical trial had three treatment arms and compared Neurodex to each of its two components, dextromethorphan and quinidine. With statistically significant data achieved in two patient populations, patients with ALS and patients with MS, Avanir intends to seek an indication to treat PBA associated with any neurological condition.

Avanir Pharmaceuticals is a drug discovery and development company focused on novel treatments for chronic diseases. The company's most advanced product candidate, Neurodex(TM), is in Phase III clinical development for pseudobulbar affect, and in Phase II clinical development for neuropathic pain. A potential treatment for allergy and asthma, AVP 13358, is in Phase I clinical development. The company's first commercialized product, Abreva(R), is marketed in North America by GlaxoSmithKline Consumer Healthcare and is the leading over-the-counter product for the treatment of cold sores. Further information about Avanir can be found at www.avanir.com.

Avanir press releases and presentations, including any forward-looking statements contained therein, should be reviewed in conjunction with the company's most recent Annual Report on Form 10-K, subsequent quarterly reports on Form 10-Q and other publicly available information regarding the company. Copies of such information are available from the company upon request. Such publicly available information sets forth many risks and uncertainties related to the company's business and technology. Forward-looking statements often contain such words as "estimate," "anticipate," "intend," "plan" or "expect" and actual results may differ from these forward looking statements. The company can make no assurances regarding the timing of submission of a new drug application for Neurodex, whether the FDA will accept the company's new drug application for Neurodex or whether the FDA will ultimately approve Neurodex for commercialization. Final review decisions made by the FDA and other regulatory agencies concerning clinical trial results are unpredictable and outside the influence and/or control of the company. Even if Neurodex is approved for commercialization, the company can make no assurances that it, or any of its marketing partners, will be able to successfully commercialize Neurodex. The company disclaims any intent or obligation to update these forward-looking statements.

Contact:
     Avanir Pharmaceuticals
     Patrice Saxon, Investor Relations
     858-622-5202
     psaxon@avanir.com